Exhibit 2.1
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                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of December 21, 2006, by and between eMotion Music, LLC, a Florida Limited Liability Company ("Seller"), and Pop Starz Records, Inc. a Florida Corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller is a new music company focused on digital distribution, artist development, consolidation of artists activities, marketing, lower risk and economies of scale; and

     WHEREAS, Buyer is starting up a record label of its own; and

     WHEREAS, Seller desires to sell and Buyer desires to purchase certain Assets of Seller used in connection with its business.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

     1. SALE AND PURCHASE OF ASSETS. On the terms and subject to the conditions contained herein, Seller agrees to sell, convey, transfer, and assign to Buyer, on the Closing Date (as hereinafter defined), and Buyer agrees to purchase from Seller, the Assets described in immediately below in return for the consideration provided in this agreement:

          a. ASSETS TO BE PURCHASED.

               (i) Current private placement memorandum including business plan and business model therein;

               (ii) Current digital distribution agreement with IODA;

               (iii) Current artist license agreement with artist professionally known as "Big Lou";

               (iv) Current operating procedures, table of authorities, and manuals;

               (v) Current music specific legal and business affairs agreement forms;

               (vi) Current list of potential employees;

               (vii) 100% membership interest in eMotion Music LLC including all books and records, tax returns if any, bank accounts if any, corporate resolutions, etc...

               (viii) The goodwill of Seller and industry specific expertise associated therewith, including but not limited to current advanced negotiations with Machete Music (a division of Universal Music Group) for a physical distribution agreement.

          Seller hereby warrants that it is the lawful owner of the above Assets; that the Assets are all free and clear of any security interests, mortgages or other encumbrances; and that the Seller has the full right to sell the Assets and will warrant and defend the same against all lawful claims and demands of all persons whomsoever. Seller further represents and warrants that the terms contained in the agreements under 1.a (ii) & (iii) above are standard, reasonable terms within the industry. It is further understood that the operating company currently known as eMotion Music, LLC would essentially be folded into the operations of the Buyer.

          b. NO LIABILITIES. It is expressly understood and agreed that Buyer is purchasing the above Assets only and is in no way assuming any liabilities whatsoever of Seller.

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     2. PURCHASE PRICE. Subject to the terms and conditions of this agreement,
Buyer shall purchase the Assets specified in Paragraph 1 of this agreement, and, in full consideration for such Assets and as the agreed purchase price therefor, Buyer shall pay to Seller $ 10,000.00 cash and 1,058,024 Pop Starz Records shares of common stock, which just after closing shall represent approximately 15 % of the outstanding shares of common stock (the "Stock"), provided, however, that the Stock shall be subject to forfeiture on a pro rata basis in the event Marlene Cassidy, Esq. does not remain as President of Buyer, Pop Starz Records, for a period of three (3) years. Such stock ownership shall include any and all rights to which a common shareholder is entitled, including any pro rata share of the company's intellectual property rights to which a common shareholder would be entitled, provided further, that the foregoing provision in no way enhances or enlarges upon the rights which Seller has as a common shareholder. Said shares of stock are to be issued in the name of Marlene Cassidy, Seller's President and CEO.

     3. PAYMENT OF PURCHASE PRICE AND CLOSING. The purchase price to be paid by Buyer to Seller for the Assets specified in this agreement shall be paid as follows:

          a. PURCHASE PRICE. The purchase price shall be paid at closing

          b. CLOSING. The closing of the sale and purchase contemplated hereby shall take place at such place and date as mutually agreed upon by Buyer and Seller (such date is herein called the "Closing Date"). At the closing, the following shall occur:

               (i) Seller shall deliver to Buyer:

                    (A) A bill of sale and other good and sufficient Instruments of transfer and conveyance as shall be effective to vest in Buyer marketable title to the Assets to be sold and assigned to Buyer as provided in this agreement;

               (ii) Buyer shall deliver to Seller:

                    (A) $10,000.00 by corporate check and 1,058,824 Pop Starz shares of common stock.

     4. INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer against and in respect of:

          a. Any and all liabilities and obligations of any claims arising out of operations by Seller;

          b. Any and all loss, damage, or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of Seller under this agreement; and

          c. Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses and reasonable attorneys fees incident to any of the foregoing.

     Seller shall reimburse Buyer, on demand, for any payment made by Buyer at any time after the Closing Date, in respect of any liability, obligation, or claim to which the foregoing indemnity by Seller relates.

     5. SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.

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     6. NOTICES. Any notice or other communication to a party provided for herein or given hereunder shall be in writing and be delivered in person to such party or mailed by first class mail, postage prepaid, addressed as follows:

               If to Seller:  Marlene Cassidy
                              President and CEO
                              eMotion Music LLC
                              945 NE 72nd St.
                              Miami, Florida 33138

               If to Buyer:   Michelle Tucker - President
                              Pop Starz Records, Inc.
                              5030 Champion Blvd.  # 227
                              Boca Raton, FL. 33496

or to such other address as a party shall notify the other in writing.

     7. MISCELLANEOUS.

          a. The validity, construction, performance or enforcement of this agreement shall be governed by the laws of the State of Florida.

          b. This is the entire agreement between the parties and may not be modified or amended except in a written document signed by both parties.

          c. The undersigned represent and warrant that they are authorized to sign this agreement on behalf of their respective organizations.

          IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first written above.

SELLER:
eMotion Music LLC.
By:
/s/
Marlene Cassidy
President and CEO

BUYER:
Pop Starz Records, Inc.
By:
/s/
Michelle Tucker
President

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